Exhibit 10.2

DATED

29 December 2022

PUT AND CALL OPTION AGREEMENT OVERLAND

relating to

Relating to 100% of the Lands and equipment currently held by CROPIT

FARMING LIMITED

between

CROPIT FARMING LIMITED

(Owner)

And

ZAMPROAGRO LIMITED

(Purchaser)

This agreement is dated 29 December 2022

Parties

(1)	CROPIT FARMING LIMITED, a company organized and existing under the laws of Zambia, Box 840043 Mkushi Farm 3283 Sub D Mkushi Farm Block (Owner); and

(2)	ZAMPROAGRO LTD incorporated and registered in Liberia with company number 100890 whose registered office is at 605, Al TELAL I7 Building, Nad Al Hammar Village, Dubai, UAE (Purchaser);

collectively referred to as the “parties”.

BACKGROUND

(A)	The Owner owns the Lands and has agreed to grant the Purchaser a call option to buy 70% of them in accordance with the terms of this agreement.

The Purchaser has agreed to grant the Owner a put option to require the Purchaser to buy 70% the Lands in the event that the Purchaser does not exercise the call option within a period of one (1) year from the date of the execution of this agreement.

(B)	The parties agree that the Purchaser may sell on all or part of its call option to buy the Lands to any third party subject to obtaining written consent from the Owner and to the third party acceding to the all the terms, conditions and obligations in respect of the Purchaser herein.

(C)	The parties further agree that the Owner shall be entitled to retain 30% of the Lands and that should the Purchaser elect to purchase the Lands, then in such case, 100¾ of the Lands shall be transferred into the name of a newly formed SPV in which the Purchaser shall own 70% of the Share Capital and the Owner shall own 30¾ of the Share Capital of that SPV.

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Agreed Terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Purchaser’s Option: the option granted by the Owner to the Purchaser by this agreement to transfer 70% of the Lands into its name or toa third party’s name.

Purchaser’s Option Notice: written notice exercising the Purchaser’s Option.

Purchaser’s Option Period: subject to extension in accordance with clause 5, the period of one year from the date of this agreement.

Purchaser’s Option Sum:_______________

Owner’s Option: the put option granted by the Purchaser to the Owner by this agreement, which requires the Purchaser to transfer 70% interest in the Lands into its name or any other party’s (subject to written consent from the Owner) name prior to the expiry of the Purchaser’s Option Period.

Sale Price:________________________	Plus taxes arising from the transaction
and related agreed upon fees.

Title Documents: means the documents of title to the Lands which arc annexed to this agreement at Schedule l

Lands: means the land owned by the Owner as described in the attached Title Documents and excluding the area marked in red on the document marked Sketch Plan which is limited to the main house, cottage and land where both are situated and to include the two vehicles.

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Working D11y: any day from Monday to Friday (inclusive), which is not a public holiday in Zambia.

A person includes a natural person, corporate or unincorporated body {whether or not having separate legal personality).

Any reference to the Owner includes its successors in title.

Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.

Any reference to this agreement includes the Schedules.

Unless the context otherwise requires, references to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.

Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision.

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1.10	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.11	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.12	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.13	A reference to writing or written includes email.

1.14	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

2.	Purchaser’s Option

2.1	On the date of this agreement, the Purchaser will pay the Purchaser’s Option Sum to the Owner.

2.2	The Purchaser’s Option Sum forms part of the Sale Price.

2.3	In rerum for the Purchaser’s Option Sum, the Owner grants the Purchaser an option during the Purchaser’s Option Period to buy the Lands at the Sale Price for which the transfer of the Lands must take place before the expiry of the Purchaser’s Option Period unless extended in accordance with the terms of Clause 5.1.

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2.4	The Purchaser agrees to pay the Owner the entirety of the Sale Price within the timeframe as advised by ABSA Bank Zambia Pie and in any case no later than I 5th May 2023. Upon payment of the Sale Price in accordance with this Clause 2.4, the Owner shall issue the Purchaser a Compliance Confirmation Letter in accordance with Schedule 2 hereof confirming that:

(a)	The Purchaser is entitled to 70% of the Lands and equipment agreed upon in schedule 2; and

(b)	The Purchaser shall have one year from the date of the execution of this agreement to transfer 70% interest in the Lands and equipment into its or (subject to written consent of the Owner) into the name of any other company.

2.5	The Owner acknowledges that the Compliance Confirmation Letter referred to in Clause

2.4	above may be shown by the Purchaser to any other prospective third-party purchasers, notwithstanding any obligations of confidentiality imposed by Clause 19 hereof.

2.6	Should the Purchaser fail to make payment of the Sale Price within the stipulated time of this agreement and within the timeframes required by any third party so to ensure business continuity in accordance with the essence of this agreement and in particular Absa’s timelines agreement shall automatically terminate and the Purchaser shall be liable for any costs incurred by the Owner in furtherance of this agreement.

2.7	Payment of the Sale Price shall be subject to the parties obtaining any competition law approvals as may be required, in the absence of such approvals, the Purchaser shall pay the Sale Price into an escrow account in favour of the Owner and Absa Bank Zambia Pie and the monies shall be automatically released upon compliance with any competition laws.

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3.	Owner’s Option

3.1	In return for the grant of the Purchaser’s Option, the Purchaser grants the Owner a put option to require the Purchaser to transfer 70% interest in the Lands into the Purchaser’s name or such other third party’s name prior to the expiry of the Purchaser’s Option period.

4.	Assignability of this agreement

4.1	The grant of the Purchaser’s Option is not personal to the Purchaser. Subject to payment of the full Sale Price and subject also to written consent of the Owner, the Purchaser may, assign, sell, part sell, transfer in whole or in part, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement or any part of it.

5.	Extensions to Purchaser’s Option Period

5.1	Subject to the Purchaser having paid the Sale Price, if at the end of the Purchaser’s Option Period, the Purchaser is reasonably unable to transfer the Lands into an SPV in either its or a third party’s name, then the Purchaser’s Option Period will be extended for a period ofno more than three years from that date.

5.2	Notwithstanding the provisions of any other clause herein, the Purchaser’s Option Period shall not in any circumstances be extended beyond the extension set out in Clause 5.1.

6.	Exercise of Owner’s Option

6.1	Provided that the Purchaser’s Option has not been exercised in accordance with the terms of this agreement, the Owner may exercise the Owner’s Option at any time after the expiry of the Purchaser’s Option Period by serving an Owner’s Option Notice on the Purchaser.

7.	Risk and insurance

7.1	With effect from the payment of the full Sale Price, tbe Lands will be at the Purchaser’s risk and the Owner will be under no obligation to the Purchaser to insure it.

7.2	The Purchaser will not be entitled to refuse to complete or to delay completion due to any event occurring after payment of the full Sale Price that results in:

(a)	any damage to the Lands or any part of it; or

(b)	any deterioration in the condition of the Lands.

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7.3	The Purchaser also agrees to clear bank encumbrances or mortgages imposed orlevied by any financial institutions prior the exercise of the Purchaser’s Option on the Lands and equipment as expressed to the Purchaser , namely the bank charge on land an equipment. For the avoidance of doubt the Sale Price shall be used to liquidate:

(a)	all and any amounts to be transferred to ASSA Bank Zambia Pie in the name of the Owner and in the sum of USD3,200,000 which debt payment will secure the release of the title deeds in respect of the Lands; and

8.	Vacant possession

8.1.	The Lands will be sold with vacant possession at the point of transfer.

The Owner hereby expressly acknowledges and agrees that any construction on the Lands or any benefit deriving therefrom shall be for the entire benefit of the Purchaser at the point the Purchaser exercises its right to transfer the Lands but the benefit shall exclude any crop that is harvested by the Owner prior to payment of the Sale Price (the 2023 Crop) which crop shall remain for the sole benefit of the Owner. The owner will maintain ownership of all harvested crops. The Purchaser has the option to purchase the biological stock of maize and soya off the owner at an agreed price by both parties.

The 110 ha of wheat that has been planted will be sold to the purchaser. The price is to include All costs incurred relating to the wheat are to be paid to the owner, including land prep, lime, chemicals, seed, fertilizer, zesco, wages, and diesel expenses accrued. This allows the owner to clear off any COGS debts to suppliers relating to this crop and allows for the Purchaser to commence immediate ownership of the wheat. This amount is to be paid directly to the owner immediately after the transfer of title in to the new legal venture.

Avo income will become the ownership of the purchaser as the agreement commencement.

Diesel stocks, fertilizer stocks, and seed stock, and spares pans stocks will be agreed upon by both parties on date of take over.

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8.3	The Purchaser acknowledges and agrees that the residential area of the owner (main house) (as indicated in red in the sketch plan) on the Lands shall be subdivided and shall not form part of the sale of the Lands.

9.	Title guarantee

9.1	The Owner will transfer the Lands with full title guarantee.

10.	Owner’s Retention of benefits derived from the Lands prior to transfer

10.1	The Owner shall be entitled to any benefit derived from the Lands until such time as the Purchaser exercises its option to transfer the Lands.

10.2	The Owner acknowledges and agrees that where any act gives rises to a future benefit then such future benefit shall be transferred along with the Lands to the Purchaser at the point it exercises its right to transfer the Lands.

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10.3	The Purchaser shall be solely responsible for paying the following in respect of this transaction:

(a)	Property transfer tax;

(b)	Any fees and charges related to any competition law approvals;

(c)	Any taxes and impositions in respect of this transaction;

(d)	Consultancy fees of the Owner in the sum of a minimum of 3.5% of bank settlement cost in the form of cash or cash in kind

11.	Purchaser’s knowledge

The Purchaser is deemed to have full knowledge of:

(a)	the Owner’s title to the Lands (including the Title Documents); and

(b)	the matters referred to elsewhere in this agreement;

and is not entitled to raise any enquiry, objection, requisition or claim in relation to any of them.

12.	Transfer

12.1	The transfer to the Purchaser will contain:

(a)	a declaration as to the title guarantee with which the transfer is made as stated in this agreement;

(b)	a statement that the disposition effected by the transfer is made subject to all the matters to which this agreement is made subject as set out in this agreement;

(c)	a grant in favour of the Purchaser and its successors in title, for the benefit of the

Lands and each and every part of it, and all rights of use which come with obtaining of title.

12.2	The Owner and the Purchaser will execute as a deed the transfer in the form required by relevant laws and the Owner agrees in original and counterpart.

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13.	Termination

Without affecting any other right or remedy available to it, the Owner may terminate this agreement with immediate effect by giving notice to the Purchaser if any of the following events occur:

(a)	the Purchaser is in fundamental breach of any of its obligations in this agreement;

(b)	the Purchaser is in substantial breach of any of its obligations in this agreement and has failed to rectify the breach within a reasonable time after receiving notice to rectify from the Owner;

(c)	the Purchaser suspends or threatens to suspend payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company or limited liability partnership) is deemed unable to pay its debts within the meaning of relevant insolvency legislation;

(d)	the Purchaser commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of the Purchaser with one or more other companies or the solvent reconstruction of the Purchaser;

(e)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the Purchaser (being a company) other than for the sole purpose of a scheme for a solvent amalgamation of the Purchaser with one or more other companies or the solvent reconstruction of the Purchaser;

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(f)	an application is made to court or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the Purchaser (being a company);

(g)	the Purchaser (being a company) is struck off from the Register of Companies; or

(h)	the Purchaser otherwise ceases to exist.

14.	Registration of the transfer

14.1	At the point of transfer, the Purchaser shall:

(a)	apply to register the transfer at the relevant land registry and the Purchaser agrees in accordance with clause 10 to bear any costs, including taxes of the transfer;

(b)	send the Owner official copies of the Purchaser’s title within one month of completion of the registration.

14.2	At the point of transfer, the Owner shall:

(a)	Engage with the Purchaser or such other third party the Purchaser has sold on its option to, to execute the most tax-efficient structure to acquire the Lands.

15.	Entire agreement

15.1	This agreement and the documents annexed to it constitute the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them relating to their subject matter.

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15.2	Nothing in this clause will operate to limit or exclude any liability for fraud.

16.	Joint and several liabilities

16.1	Where a party to this agreement comprises more than one person, those persons shall be jointly and severally liable for the obligations and liabilities of that party arising under this agreement. The party to whom those obligations and liabilities are owed may take action against, or release or compromise the liability of, or grant time or other indulgence to, any one of those persons without affecting the liability of any other of them.

17.	Notices

17.1	Any notice given under this agreement must be in writing and signed by or on behalf of the party giving it.

17.2	Any notice or document to be given or delivered under this agreement must be:

(a)	delivered by hand;

(b)	sent by pre-paid first class post or other next Working Day delivery service.

(c)	sent by email.

18.	Third-party rights

18.1	This agreement docs not give rise to any rights to third parties to enforce any term of this agreement, unless those third parties have had the benefit of an assignment arising hereunder.

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19	Confidentiality

19.1	Subject to other written Agreements between the Parties, related to the Lands under this agreement, any written or oral information or data provided by either party under this agreement, including details of the Purchase Option Price or the Sale Price (“Confidential Information”), shall not be disclosed for a period of five (5) years from termination or expiration of this agreement, unless mutually agreed to in writing by the Parties.

19.2	Each Party agrees to use reasonable care, but no less care than it uses to protect its own Confidential Information.

19.3	Each Party agrees that it will not use Confidential Information of the other Party, other than for the purposes of this Agreement, or disclose such Confidential information, to any person, other than to its affiliates, directors, officers, employees, agents or subcontractors, who have a need to know such Confidential information and who are under an obligation of confidentiality consistent with the terms of this Agreement.

19.4	The obligations of this Clause shall not apply to:

(a)	information that is available in the public domain or that becomes available through no fault of the receiving Party;

(b)	information learned by the receiving Party from a third party not subject to a duty of confidentiality to the providing Party;

(c)	information that was already known to the receiving Party before receipt from the providing Party, as evidenced by the receiving Party’s prior records;

(d)	information that is independently developed by the receiving Party, as evidenced by the receiving Party’s records made in the ordinary course of business;

(e)	information that the receiving Party is required to disclose by law, regulation or court order to disclose, provided that the providing Party is given as much prior notice and opportunity to restrict or limit such disclosure as the circumstances permit.

20.	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Zambia.

21.	Jurisdiction

Each party irrevocably agrees that the courts of Zambia shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Signed by CROPIT FARMING LIMITED /s/

Signed by ZAMPROAGRO LIMITED /s/

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Schedule 1 [Title Documents] - includes all of the attached PDFs but excludes for the avoidance of doubt the residential property on the Lands and two cars,

Makes and registration Numbers as follows,

1, TOYOTA LAND CRUISER PRADO	BAX859ZM
2. TOYOTA HILUX DOUBLE CAB	BAZ 1554 ZM

Office
Divots
Wheatlands Farm..
Road. Passage
Gate
Property to Be
Subdivided
Main house

Schedule 2 (Compliance Confirmation Letter)

To whom it may concern:

From: CROPIT FARMING LIMITED

Date: [5/5/2023)

Re:	Compliance Confirmation Letter in accordance with the Put and Call Option Agreement Over Land dated [5/5/2023] (Agreement)

We herewith in our capacity as Owners of the Lands, the details of which are annexed to the above-referenced Agreement, hereby confirming that we entered into an Option Agreement with M/S Zamproagro Limited for the sale of70% of those Lands.

We further confirm that Zamproagro has executed its right to perfect the Option to acquire 70% these Lands subject to fulfilling their obligations to cause the relinquishment of the charge over those lands in accordance with the terms of the Agreement.

We await confirmation from them of whether they intend to hold that 70% of the Lands in their own name or in the name of any third party if they elect to further sell the Option to a third party.

This Compliance Confirmation Letter is issued at the behest of Zamproagro Limited.

Signed:

Cropit Fanning Limited

Schedule 3 assets to be transferred with their respective deeds and title

1.	“New Farm”- Farm No 28 & 7806with all details specified items in valuation report created by Sherwoood Greene (attached)

2.	“Cropit”-Lot L/Chitina/33 with all details specified in valuation report created by Sherwoood Greene

3.	Cropit - Matlog - Farm 2358 with all details specified in valuation report created by Shcrwoood Greene

4.	Cropit Sub D - Sub division of Farm No 3283, Mkushi

5.	Mkushi Moto Cross Club (included in valuations)

6.	List of equipment signed off by Stewart Parks

7.	Any permits , water rights licenses the company obtains so to ensure the business continuity for the purchaser

8.	Any other Asset not included in this list held by Cropit unless explicitly excluded like the main house of the Parks and two Cars.